Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 3

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
NASDAQ/NMS-ARDNA		SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

LOS ANGELES, CA August 8, 2013 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the second quarter ended June 29, 2013.

Arden Group, Inc. is the parent company of Gelson’s Markets which currently operates 16 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

SECOND QUARTER EARNINGS RELEASE

(UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In Thousands, Except Share, Per Share & Footnote Data)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Sales (a)	$111,031	$107,699	$224,686	$214,926
Operating income (b)	8,185	8,236	15,528	13,133
Interest, dividend and other income (expense), net	(7)	25	(2)	48
Income before income taxes	8,178	8,261	15,526	13,181
Income tax provision	3,332	3,366	6,326	5,370
Net income	$4,846	$4,895	$9,200	$7,811

Basic and diluted net income per common share	$1.58	$1.59	$3.00	$2.54

Basic and diluted weighted average common shares outstanding	3,071,000	3,071,000	3,071,000	3,071,000

(a)

Same store sales from the Company’s 16 supermarkets (excluding the Pasadena location which was closed June 15, 2013) were $107,994,000 during the second quarter of 2013 compared to $104,207,000 in the second quarter of 2012, an increase of 3.6%. The increase in same store sales is due to an increase in the number of transactions, as well as inflation, but was partially offset by a shift in holiday sales. Easter and Passover sales occurred in the second quarter of 2012 but fell into the first quarter of 2013. For the twenty-six weeks ended June 29, 2013, same store sales (which also excludes the Northridge location which was closed on February 25, 2012, in addition to the Pasadena store mentioned above) were $218,050,000 compared to $206,294,000 in the same period of 2012, an increase of 5.7%. The year-to-date increase in same store sales is the result of inflation, as well as an increase in the number of transactions in 2013 compared to the prior year.

In September 2012, Gelson’s entered into a lease for a supermarket location in the marina area of Long Beach, California. Gelson’s took possession of the property on March 1, 2013. Gelson’s is in the process of extensively remodeling the site and currently anticipates opening a new Gelson’s supermarket at that location in late 2013.

(b)

Operating income in the second quarter of 2013 decreased slightly primarily due to higher stock appreciation rights (SARs) compensation expense and the timing of the Easter and Passover holidays as described above. The Company recorded SARs compensation expense of $670,000 in the second quarter of 2013 due to an increase in SARs fair value since the beginning of the quarter and additional vesting. Conversely, in the second quarter of 2012, the Company reversed $170,000 of SARs compensation expense recognized in prior periods. Operating income also decreased due to an increase in the United Food & Commercial Workers International Union (UFCW) health and welfare and pension contribution rates at various times throughout 2012 and 2013. The negative impact of higher SARs compensation expense and union benefits costs on operating income was offset by the positive impact of higher sales.

Operating income in the first half of 2013 and 2012 reflects the impact of two store closures – the Pasadena and Northridge locations. Closing costs of $170,000 and $1,906,000 related to the closing of the Pasadena and Northridge stores were accrued in the first half of 2013 and 2012, respectively. Excluding the costs related to store closings, operating income increased by 4.4% in the first half of 2013 compared to the same period of 2012. This increase is the result of higher sales, slightly improved gross margins and a decrease in store expense as a percent of sales. The decrease in store expense as a percent of sales is due to an increase in sales without a comparable increase in expense, as well as the closing of unprofitable locations. The increase in operating income was partially offset by an increase in SARs compensation expense, increased UFCW benefit contribution rates and a UFCW bonus of approximately $768,000 paid in March 2013. The Company recorded SARs compensation expense of $1,110,000 in the first half of 2013. Conversely, in the first half of 2012, the Company reversed $434,000 of SARs compensation expense recognized in prior periods.

Exhibit 99.1

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in this Current Report on Form 8-K are forward-looking statements. These statements discuss, among other things, the opening of a new location which may or may not be accomplished. These forward-looking statements reflect the Company’s current plans and expectations and are based on information currently known to the Company. The Company cautions readers that any forward-looking statements contained in this Current Report involve risks and uncertainties and are subject to change. The Company does not undertake any obligation to update forward-looking statements.

Arden Group, Inc.

2020 South Central Avenue, Compton, California 90220

Telephone: (310) 638-2842 Facsimile: (310) 631-0950